SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

GEHL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

®

GEHL COMPANY
143 Water Street
West Bend, Wisconsin 53095

Notice of Annual Meeting of Shareholders
To Be Held April 27, 2007

To the Shareholders of Gehl Company:

        Notice is hereby given that the annual meeting of shareholders of Gehl Company will be held at the Cedar Theatre, located on the Cedar Lake Campus of Cedar Community, 5595 Highway Z, West Bend, Wisconsin 53095, on Friday, April 27, 2007, at 3:00 P.M. (CDT), for the following purposes:

1.	To elect three directors to hold office until the annual meeting of shareholders in 2010 and until their successors are duly elected and qualified.

2.	To consider the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on February 20, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

        A proxy for the meeting and a proxy statement are enclosed herewith.

        A map showing the location of the Cedar Theatre accompanies this notice and proxy statement.

        Whether or not you expect to attend the annual meeting, you are requested to vote your shares by signing, dating and mailing the enclosed proxy card in the envelope provided, which is postage-paid if mailed in the United States.

By Order of the Board of Directors GEHL COMPANY

/s/ Michael J. Mulcahy Michael J. Mulcahy Secretary

West Bend, Wisconsin
March 9, 2007

GEHL COMPANY
143 WATER STREET
WEST BEND, WISCONSIN 53095

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 27, 2007

GENERAL INFORMATION

Annual Meeting and Submission of Proxy

        This proxy statement and the accompanying proxy card are being furnished to shareholders by the Board of Directors (the “Board”) of Gehl Company (the “Company” or “Gehl”) beginning on or about March 9, 2007, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Friday, April 27, 2007, at 3:00 P.M. (CDT), at the Cedar Theatre, located on the Cedar Lake Campus of Cedar Community, 5595 Highway Z, West Bend, Wisconsin 53095, and at all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on February 20, 2007 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding and entitled to vote 12,197,037 shares of the Company’s Common Stock, $.10 par value per share (the “Common Stock”), each of which is entitled to one vote per share.

        Whether or not you attend the Annual Meeting, your vote is important. Accordingly, regardless of the number of shares of Common Stock you own, please vote by signing, dating and promptly mailing the accompanying proxy card.

Voting Procedures

        A proxy, in the enclosed form, that is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the persons nominated by the Board for election as directors, FOR the approval of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2007, and on such other business or matters that may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors and the approval of the appointment of the Company’s independent registered public accounting firm, the Board has no notice of any matters to be presented for action by the shareholders at the Annual Meeting.

        Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or by submitting another duly executed proxy bearing a later date.

Matters to be Considered at the Annual Meeting

        At the Annual Meeting, shareholders will consider and vote on: (1) the election of three directors to hold office until the annual meeting of shareholders in 2010 and until their successors are duly elected and qualified; and (2) the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007. The Board has, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated Marcel-Claude Braud, William D. Gehl and John W. Splude for re-election as directors of the Company (collectively, the “Company Nominees”).

ELECTION OF DIRECTORS

        The Company’s By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect three directors to hold office until the annual meeting of shareholders in 2010 and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the Company Nominees. The Board has no reason to believe that any of the Company Nominees will be unable or unwilling to serve as a director if elected. However, in the event that any of the Company Nominees should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for other nominees selected by the Board in the exercise of its best judgment.

        Directors are elected by a plurality of the votes cast (assuming a quorum is present). A majority of the votes entitled to be cast on the election of directors must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. An abstention from voting will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee voting shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, will have the discretion to vote the beneficial owner’s shares with respect to the election of directors.

        The following sets forth certain information, as of February 1, 2007, about each of the Company Nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring in 2010

Marcel-Claude Braud, 54, has served as President and Chief Executive Officer of the Manitou Group, which includes Manitou BF S.A., since 1998. Mr. Braud held various management positions with various subsidiaries of the Manitou Group prior to 1998. Mr. Braud has served as a director of the Company since April 2005.

William D. Gehl, 60, has served as Chairman and Chief Executive Officer of the Company since April 2003. Prior to that time, he had served as President and Chief Executive Officer of the Company since November 1992 and as Chairman of the Company since April 1996. Mr. Gehl has served as a director of the Company since 1987. Mr. Gehl is also a director and past Chairman of the Board of Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin); a director and past Chairman of the Board of the Association of Equipment Manufacturers (a national trade association of agricultural and construction equipment manufacturers); a director of West Bend Savings Bank (a state financial institution); a director of Mason Wells, Inc., Milwaukee, Wisconsin (a private equity investment firm); and a director ASTEC Industries, Inc., Chattanooga, Tennessee (a manufacturer of equipment for aggregate processing, asphalt road building and pipeline and utility trenching). Mr. Gehl is a member of the Florida and Wisconsin Bar Associations.

John W. Splude, 61, has served as Chairman and Chief Executive Officer of HK Systems, Inc. (an integrator of material handling systems and a provider of supply chain software solutions) since October 1993. Mr. Splude has served as a director of the Company since 1995. Mr. Splude is also a member of the Material Handling Institute Roundtable (a trade association of material handling equipment manufacturers), a director of U.S. Bank-Wisconsin, National Association (a national bank), Ladish Co., Inc. (an aerospace manufacturer), Ministry Health Care, Milwaukee, Wisconsin (a health care network of medical facilities located in Wisconsin and Minnesota), Superior Die (a steel process company), Junior Achievement of Wisconsin (an organization whose purpose is to inspire and prepare young people to succeed in a global economy), and a Regent of the Milwaukee School of Engineering (a university located in Milwaukee, Wisconsin focused primarily on engineering education). Mr. Splude serves on the Board of Directors of Big Brothers / Big Sisters and on the Special Advisory Board of Notre Dame Middle School.

THE BOARD UNANIMOUSLY RECOMMENDS THE FOREGOING COMPANY NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL COMPANY NOMINEES. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” ALL COMPANY NOMINEES.

Directors Continuing in Office

Terms expiring in 2008

Thomas J. Boldt, 54, has served as Chief Executive Officer of The Boldt Company (a consulting service, program and construction management, general construction and real estate development services firm) since 2000. Mr. Boldt has served as a director of the Company since 1996. Mr. Boldt is also a director of M&I Bank, Fox Valley (a national bank), a director of Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin), a trustee of the State of Wisconsin Investment Board (a State of Wisconsin agency that invests state trust funds) and a Regent of St. Olaf College.

Bruce D. Hertzke, 55, has served as Chairman and Chief Executive Officer of Winnebago Industries, Inc. (the leading United States manufacturer of motor homes and related products and services) since December 1997. Mr. Hertzke has served as a director of the Company since July 2006. Mr. Hertzke is also a director of the Recreation Vehicle Industry Association (a trade association of recreational vehicle manufacturers), the Iowa Business Council (a business association promoting the improvement of the economic climate of the State of Iowa), First Citizen’s National Bank (located in Mason City, IA) and Pheasants Forever – National Association (an organization dedicated to the protection and enhancement of pheasants, quail and other upland wildlife).

Terms expiring in 2009

John T. Byrnes, 60, has served as President and Executive Managing Director of Mason Wells, Inc. (a Milwaukee, Wisconsin-based private equity investment firm) since May 1998. Prior to assuming that position, Mr. Byrnes was President and a director of M&I Capital Markets Group (the private equity arm of the Marshall & Ilsley Corporation) from 1985 to 1998. Mr. Byrnes has served as a director of the Company since 1999. Mr Byrnes is also a director of General Automotive Manufacturing LLC (a manufacturer of high precision components) and The Oilgear Company (a provider of advanced technology in the design and production of unique fluid power components and electronic controls).

Richard J. Fotsch, 51, has served as President of the Global Power Group of Kohler Company (a manufacturer of engines and generators distributed and rented worldwide) since February 2004. Mr. Fotsch was President of the Engine Group of Navistar International Corporation (the largest U.S.-based truck and mid-range diesel engine manufacturer) from 2002 to 2004. Mr. Fotsch had previously served in various management positions with Briggs & Stratton Corporation (the world’s largest manufacturer of air-cooled gasoline engines for the outdoor power equipment industry). Mr. Fotsch has served as a director of the Company since 2000. Mr. Fotsch is a member of the Board of Trustees of Marquette University (a university located in Milwaukee, Wisconsin) and a director of the Blood Center of Wisconsin (an institution focused on blood collection, testing, treatment and research).

Dr. Hermann Viets, 64, has served as President and Chief Executive Officer of the Milwaukee School of Engineering (a university located in Milwaukee, Wisconsin focused primarily on engineering education) since 1991. Dr. Viets has served as a director of the Company since 1999. Dr. Viets is also a director of Astro Med, Inc. (an electronic equipment manufacturer), Competitive Wisconsin, Inc. (an association of business, education and labor leaders promoting the State of Wisconsin), the Kern Family Foundation (an organization that provides assistance to educational programs that encourage students to pursue engineering- and technology-related careers), Pier Wisconsin (a non-profit organization whose mission is to connect innovation, science and technology with the exploration and environment of the Great Lakes), Precision Stampings, Inc. (a Beaumont, California-based company that designs, builds and runs progressive dies), Project Lead the Way (an organization focused on preparing a larger and more diversified group of students for successful engineering careers), Public Policy Forum (an independent reviewer of public policy issues), and Wenthe-Davidson Engineering Co. (a manufacturer of primarily rings, housings and frames for electric motors and generators). Dr. Viets is a trustee of Polytechnic University (a private engineering school located in Brooklyn, NY) and a member of the Greater Milwaukee Committee (an organization of civic leaders promoting the economic development and social improvement of the City of Milwaukee).

BOARD OF DIRECTORS

        The Company’s Board of Directors is currently comprised of eight members. The Board has determined that the following directors are independent directors as defined under Nasdaq Stock Market, Inc. (“Nasdaq”) rules: Thomas J. Boldt, John T. Byrnes, Richard J. Fotsch, Bruce D. Hertzke, John W. Splude and Hermann Viets. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees to assist it in discharging its duties. Each of these committees has the responsibilities set forth in written charters adopted by the Board. The Company makes available on its website, www.gehl.com, copies of each of these charters free of charge. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement. Each Committee is comprised solely of independent directors.

        The Audit Committee appoints, with shareholder approval, retains and, when appropriate, terminates the Company’s independent registered public accounting firm. The Audit Committee’s primary purpose is to provide oversight regarding the Company’s accounting and financial reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Audit Committee reviews the scope, timing and results of the audit of the Company’s financial statements by the Company’s independent registered public accounting firm and reviews with the independent registered public accounting firm management’s policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company’s independent registered public accounting firm and approves services rendered by such auditors. Messrs. Splude (Chairman), Boldt and Hertzke are members of the Audit Committee. The Audit Committee held four meetings in 2006. Each member of the Audit Committee meets the audit committee member independence requirements of the Nasdaq rules and is independent under the rules of the Securities and Exchange Commission. The Board has determined that John W. Splude qualifies as an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission.

        The Compensation Committee determines compensation levels for the Company’s executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers the Company’s equity-based incentive compensation plans. The members of the Compensation Committee are Messrs. Byrnes (Chairman), Boldt, Splude and Viets, each of whom meets the compensation committee independence requirements of the Nasdaq rules. The Compensation Committee held two meetings in 2006.

        The functions of the Nominating and Corporate Governance Committee include recommending those persons to be nominated by the Board for election as directors of the Company and recommending persons to fill vacancies on the Board. In addition, the Nominating and Corporate Governance Committee oversees the governance procedures of the Company. The members of the Nominating and Corporate Governance Committee are Messrs. Viets (Chairman), Byrnes and Fotsch, each of whom meets the nominating committee independence requirements of the Nasdaq rules. The Nominating and Corporate Governance Committee held two meetings in 2006. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Chairman of the Board of the Company and the Chairman of the Nominating and Corporate Governance Committee in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-laws set forth certain requirements for shareholders wishing to nominate director candidates for consideration by shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

Nominations of Directors

        The Nominating and Corporate Governance Committee recommends to the full Board the director nominees to stand for election at the Company’s annual meetings of shareholders and to fill vacancies occurring on the Board.

        In making recommendations to the Board of nominees to serve as directors, the Nominating and Corporate Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include those set forth in the Company’s corporate governance guidelines. However, the Board believes the following minimum qualifications must be met by a director nominee to be recommended by the Nominating and Corporate Governance Committee:

•	Each director must display high personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be highly accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

•	One or more of the directors generally should be active or former chief executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

•	Directors should be selected so that the Board is a diverse body.

Communications with Board of Directors

        Shareholders may communicate with the full Board, or individual directors, by submitting such communications in writing to Gehl Company, Attention: Board of Directors (or the individual director(s)), 143 Water Street, West Bend, WI 53095. Such communications will be delivered directly to the director or directors to whom the correspondence is addressed.

Meetings

        The Board held six meetings in 2006. Each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board for which he was a director; and (ii) the total number of meetings held by all committees of the Board on which he served during 2006 during the period that he so served during 2006. Directors are expected to attend each annual meeting of the shareholders of the Company. All of the Company’s then current directors, except for Mr. Braud, attended the 2006 annual meeting of shareholders.

PRINCIPAL SHAREHOLDERS

Directors and Management

        The following table sets forth certain information, as of February 9, 2007, regarding beneficial ownership of Common Stock by each director, Company Nominee, each of the executive officers named in the Summary Compensation Table set forth below and all directors, Company Nominees and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

Name of Individual and Number in Group	Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class
William D. Gehl	441,390	3.5%
Thomas J. Boldt	32,437	*
Marcel-Claude Braud	1,000(3)	*
John T. Byrnes	25,285	*
Richard J. Fotsch	20,764	*
Bruce D. Hertzke	-0-	*
John W. Splude	19,388	*
Hermann Viets	24,015	*
Kenneth H. Feucht	5,862	*
Daniel M. Keyes	14,509	*
Daniel L. Miller	9,862	*
James J. Monnat	6,924	*
Malcolm F. Moore	60,325	*
Michael J. Mulcahy	20,706	*
Thomas M. Rettler	34,345	*
All directors, nominees and executive
officers as a group (15 persons)	716,812	5.6%

* The amount shown is less than 1% of the outstanding shares.

(1)	Total shares of Common Stock outstanding as of February 9, 2007 were 12,197,037.

(2)	Includes shares subject to exercisable options as of February 9, 2007, and options exercisable within 60 days of such date, as follows: Mr. Gehl, 363,708 shares; Mr. Boldt, 21,000 shares; Mr. Braud, 1,000 shares; Mr. Byrnes, 15,000 shares; Mr. Fotsch, 15,000 shares; Mr. Splude, 15,000 shares; Dr. Viets, 18,000 shares; Mr. Moore, 42,188 shares; Mr. Feucht, 4,563 shares; Mr. Keyes, 8,900 shares; Mr. Miller, 6,718 shares; Mr. Mulcahy, 6,223 shares; Mr. Rettler, 21,491 shares; and all directors, Company Nominees and executive officers as a group, 541,086 shares.

(3)	Manitou BF S.A. owns 1,748,046 shares of Common Stock. See “Principal Shareholders – Other Beneficial Owners.” Mr. Braud is President and Chief Executive Officer of the Manitou Group, the parent company of Manitou BF S.A.

Other Beneficial Owners

        The following table sets forth certain information regarding beneficial ownership as of December 31, 2006 by the only persons known to the Company to own 5% or more of the outstanding Common Stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Manitou BF S.A	1,748,046	-0-	1,748,046	-0-	1,748,046	14.4%
Z1 430 Route l’Aubiniere
BP 249
Ancenis Cedex
France 44158
Wellington Management	-0-	739,031	-0-	1,162,900	1,184,931	9.7%
Company
75 State Street
Boston, MA 02109
Westfield Capital Management	676,675	-0-	1,032,325	-0-	1,032,325	8.5%
Co., LLC
One Financial Center
24th Floor
Boston, MA 02111
Dimensional Fund Advisors Inc.	931,378	-0-	931,378	-0-	931,378	7.7%
1299 Ocean Avenue
Santa Monica, CA 90401
Putnam, LLC	-0-	177,660	-0-	614,440	614,440	5.0%
One Post Office Square
Boston, MA 02109

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Philosophy

        The Company recognizes the importance of maintaining sound principles for the development and administration of its executive compensation and benefit programs. Specifically, the Company’s executive compensation and benefit programs are designed to advance the following core principles:

•	The Company strives to compensate its executive officers at competitive levels to ensure it attracts and retains a highly-competent, committed executive team.

•	The Company provides its executive officers with the opportunity to earn competitive pay as measured against the 2006 Towers Perrin executive compensation Benchmark Survey Data of general industry companies of a comparable size (“Benchmark Survey Data”).

•	The Company links its executive officers’ compensation, particularly annual cash bonuses, to established Company financial performance goals and personal performance objectives.

        The Company believes that a focus on these principles will benefit the Company and, ultimately, its shareholders in the long-term by ensuring that the Company can attract and retain highly-qualified executive officers who are committed to the Company’s long-term success.

Role of the Compensation Committee

        The Compensation Committee is appointed by the Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934. Messrs. Byrnes (Chairman), Boldt, Splude and Viets are members of the Compensation Committee.

        The Compensation Committee determines compensation levels for the Company’s executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers the Company’s equity-based compensation plans.

        The Compensation Committee reviews and determines (in consultation with the Chief Executive Officer other than with respect to his own compensation) the Company’s compensation and benefit programs, with the objective of ensuring the executive compensation and benefit programs are consistent with the Company’s compensation philosophy. The Compensation Committee is responsible for establishing the executive compensation packages offered to the executive officers. The Compensation Committee administers and has final authority for setting awards under the Company’s annual cash incentive and long-term equity incentive based plans.

        The Compensation Committee reviews data from market surveys, proxy statements and independent consultants to assess the Company’s competitive position with respect to the following components of executive compensation:

•	base salary;

•	annual incentives; and

•	long-term incentive compensation.

The objective of the Compensation Committee is to establish base compensation at a competitive level compared with Benchmark Survey Data.

        The Compensation Committee also considers individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels. For annual and long-term incentives, the Compensation Committee, in addition to Benchmark Survey Data analysis, considers internal comparisons and other existing compensation awards or arrangements in making compensation decisions and recommendations. In its decision-making process, the Compensation Committee receives and considers the recommendations of the Company’s Chief Executive Officer as to executive compensation to be paid to all of the other officers. Decisions regarding adjustments to future base salaries, annual incentives and long-term incentives are made concurrent with the assessment of the executive officers’ performance for the year. Adjustments generally become effective in January of each year.

        In fulfilling its objectives as described above, the Compensation Committee took the following steps in 2006:

•	Engaged Towers Perrin to provide competitive Benchmark Survey Data and long-term incentive compensation design consulting services;

•	Assessed the competitiveness of the Company’s overall executive compensation and benefits program;

•	Aligned executive compensation structures based on targeting a competitive level of pay as measured against the Benchmark Survey Data;

•	Reviewed the performance of the Company’s Chief Executive Officer and determined the total compensation earned, paid or awarded to the Chief Executive Officer independent of input from him and based on competitive levels as measured against the Benchmark Survey Data; and

•	Reviewed the performance of the Company’s other executive officers and other key employees with assistance from the Chief Executive Officer, and determined proper total compensation based on competitive levels as measured against the Benchmark Survey Data.

Role of Management and Independent Advisors

        The Compensation Committee meets regularly in separate executive sessions without management personnel present and also request periodically that certain of the Company’s executive officers attend meetings. During 2006, Mr. Gehl attended both and Mr. Rettler attended one of the Compensation Committee meetings at the Compensation Committee’s request to advise the Committee regarding the Company’s performance and to recommend proposed modifications to the Company’s compensation and benefits. The Compensation Committee also relied to a certain extent on Mr. Gehl’s evaluation of other executive officers whose day-to-day performance is not as visible to the Committee as it is to Mr. Gehl.

Total Compensation

        The Company intends to continue its strategy of compensating its executive officers at competitive levels through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, total executive compensation is structured to ensure that, due to the nature of the Company’s business, there is an appropriate balance focused on the Company’s long-term versus short-term performance, and also a balance between the Company’s financial performance and the individual performance of executive officers. The Company believes that the total compensation paid or awarded to the executive officers during 2006 was consistent with the Company’s financial performance and the individual performance of each of the Company’s executive officers. The Company also believes that this total compensation was reasonable in its totality and is consistent with its compensation philosophies as described above.

Elements of Compensation

Base Salary

        The Compensation Committee strives to establish competitive base salaries for the Company’s executive officers as measured against the Benchmark Survey Data. Base salaries for executive officers are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions as compared to the Benchmark Survey Data as well as internal comparisons of the relative compensation paid to the members of the Company’s executive team. For 2006, the annual base salaries of Messrs. Gehl, Moore, Rettler, Keyes and Miller increased by 5.2%, 3.8%, 5.1%, 14.1% and 13.6%, respectively. These increases resulted from a combination of factors, including individual and corporate performance, competitive market considerations and changes in responsibilities. Base salaries of the executive officers are reviewed annually. In 2006, base salaries paid to Messrs. Gehl, Moore, Rettler, Keyes and Miller represented 25%, 31%, 40%, 47% and 49%, respectively, of the their total compensation.

Executive Incentive Plan

        The Company’s Executive Incentive Plan provides for the award of annual cash bonuses to the Company’s executive officers.

        The Executive Incentive Plan is intended to provide an incentive to meet and exceed financial and personal goals, and to promote a superior level of performance. Within the overall context of the Company’s pay philosophy and culture, the specific objectives of the plan are to:

•	Provide competitive levels of total cash compensation.

•	Align pay with organizational and individual performance.

•	Focus executive attention on key business metrics.

•	Provide a significant incentive for achieving and exceeding performance goals.

•	Create a focus on shareholder value.

        The Compensation Committee adopted the Executive Incentive Plan, including its overall design and performance goals, in 2004. On an annual basis, the Compensation Committee reaffirms the overall plan design and performance goals. At that time, the Compensation Committee determines performance levels for the financial performance goals, individual performance goals and related performance levels, and the target payout (expressed as a percentage of base salary) for each executive officer, in each case for that year. The performance goals for executive officers and their relative weight are as follows:

Performance Goal	Weight
Company consolidated net income before tax,
less non-recurring items	55%
Return on assets (as defined in the plan)	25%
Individual objectives	20%

        Payouts for each of the two financial performance goals are calculated based on a non-linear formula. Under that formula:

•	If 80% of the target performance level for a goal is achieved, then each participant would receive a payment equal to 50% of the participant’s weighted target payout for that goal; and

•	If 122% of the target performance level for a goal is achieved, then each participant would receive a payment equal to 150% of the participant’s weighted target payout for that goal.

        Payments for performance levels between 80% and 122% of the target would be between 50% and 150% of the participant’s weighted target payout for that goal, based on the formula.

        For 2006, the specific performance targets for the executive officers were initially net income before taxes, less non-recurring items, of $40,705,000 and return on assets of 10.5%. Following the Company’s decision in March 2006 to discontinue the Company’s agricultural implement product lines, the Compensation Committee adjusted the performance targets for 2006 to net income before taxes from continuing operations, less non-recurring items, of $42,084,000 and return on assets from continuing operations of 11.8%. The Company’s Chief Executive Officer and Chief Operating Officer annually determine for each participant individual performance goals related to the participant’s areas of responsibility and related performance levels (except for the Chief Executive Officer’s performance goals and levels, which are determined by the Compensation Committee).

        In addition to setting performance targets, the Compensation Committee also sets each executive officer’s target bonus percentage amount. This amount is based on a percentage of each executive officer’s base salary. In determining the target bonus percentage amount, the Compensation Committee considers the executive officer’s base salary and determines what target bonus percentage amount is required to keep the executive officer’s annual total cash compensation at a competitive level as compared to the Benchmark Survey Data. For 2006, Messrs. Gehl, Moore, Rettler, Keyes and Miller had a target bonus percentage amount of 65%, 55%, 45%, 35% and 35%, respectively, which equated to a targeted bonus amount of $313,000, $199,000, $120,000, $72,000 and $60,000, respectively, which was to be paid upon the achievement of the above-described performance targets for each of such officers. In 2006, Messrs. Gehl, Moore, Rettler, Keyes and Miller earned cash bonuses of 99%, 101%, 100%, 101% and 101% of their targeted bonus amount, respectively. In 2006, cash bonuses earned by Messrs. Gehl, Moore, Rettler, Keyes and Miller represented 16%, 17%, 18%, 17% and 17%, respectively, of the their total compensation. For 2007, the target bonus percentage amounts for each of Messrs. Gehl, Moore, Rettler, Keyes and Miller are 65%, 55%, 45%, 35% and 35%, which will equate to a targeted bonus amount of $367,000, $207,000, $128,000, $76,000 and $63,000, respectively. Because of the relative importance of the Executive Incentive Plan to total compensation and its direct link to the achievement of specific performance targets, the Company believes that the Executive Incentive Plan is an important part of its compensation program.

2004 Equity Incentive Plan

        To provide an additional performance incentive for its executive officers and other key management personnel, the Company’s executive compensation package includes stock options and restricted stock grants. Under the Company’s 2004 Equity Incentive Plan, the Compensation Committee also has the authority to grant, in addition to stock options, restricted stock, other equity-based awards, including stock appreciation rights, and performance shares. The general purpose of the Company’s current equity-based plans is consistent with the basic policy of the Company’s executive compensation program, which is designed to promote the achievement of the long-range strategic goals of the Company and to enhance shareholder value. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. Stock options awarded under the Company’s 2004 Equity Incentive Plan are subject to a three-year vesting period, with one-third of the options vesting on each anniversary of the grant date. Restricted stock awarded under the 2004 Equity Incentive Plan generally will be subject to a three-year restriction period. Consideration is given to the financial performance of the Company in determining whether in the first instance to award stock options or restricted stock, and in determining the size of any award. In addition, in recommending the size of the awards, consideration is given to the level of responsibility of the individual officers within the Company, the performance of such officer in his or her area of responsibility and the Benchmark Survey Data. Although these factors are considered, no specific weight is assigned to one factor as compared to the others in making an option or restricted stock grant determination. Stock options and shares of restricted stock are generally granted and are effective on the date of the regularly scheduled February meeting of the Compensation Committee. On February 24, 2006, 22,254 shares of restricted stock were awarded to the executive officers, and options to purchase 69,735 shares of Common Stock were granted to the executive officers.

        The Company’s Compensation Committee may condition awards on the achievement of various performance goals, including return on equity, return on investment, return on net assets, shareholder value added, earnings from operations, pre-tax profits, net earnings, net earnings per share, working capital as a percent of net cash provided by operating activities, market price for the Common Stock and total shareholder return. In conjunction with selecting the applicable performance goal or goals, the Compensation Committee will also fix the relevant performance level or levels (e.g., a 15% return on equity) that must be achieved with respect to the goal or goals in order for the performance shares to be earned by the key employee. For 2006, awards were conditioned solely on the continuation of the executive officer’s employment with the Company for a period of three years from the grant date.

Other Benefits

        The Company maintains certain other plans that provide, or may provide, compensation and benefits to the Company’s executive officers. These plans are principally the Company’s pension plan, supplemental executive retirement plan and 401(k) plan.

        Pension Plan

        The Company maintains a defined benefit pension plan (the “Retirement Plan”) to provide retirement benefits to certain employees, including the executive officers. Compensation covered by the Retirement Plan for each of the named executive officers is such person’s salary as shown in the Summary Compensation Table, subject to the maximum provided in the Internal Revenue Code. The maximum was $220,000 for 2006.

        Supplemental Executive Retirement Agreements

        The Company has a supplemental executive retirement agreement with each of its executive officers, which supplement each such officer’s retirement income. Under the agreements, the executive officers are entitled to receive a monthly retirement benefit for fifteen years.

        401(k) Plan

        The Company maintains a 401(k) plan for all salaried employees, including the Company’s executive officers. Pursuant to the 401(k) plan, the Company matches 50% of the first 6% of compensation contributed by the Company’s executive officers up to allowable IRS limitations.

SUMMARY COMPENSATION TABLE

        Set forth below is information regarding compensation earned by or awarded to the following of the Company’s executive officers during 2006: (i) William D. Gehl, Chairman and Chief Executive Officer; (ii) Malcolm F. Moore, President and Chief Operating Officer; (iii) Thomas M. Rettler, Vice President and Chief Financial Officer; (iv) Daniel M. Keyes, Vice President Sales and Marketing; and (v) Daniel L. Miller, Vice President Manufacturing Operations. Messrs. Moore, Keyes and Miller represent the Company’s three most highly compensated executive officers whose total compensation exceeded $100,000, other than Messrs. Gehl and Rettler, who were serving as executive officers at December 31, 2006. The identification of such named executive officers is determined based on the individual’s total compensation for 2006, as reported below in the Summary Compensation Table, other than amounts reported as the actuarial increase in pension benefit accruals.

        The following table sets forth for the Company’s named executive officers: (1) the dollar value of base salary and cash bonuses earned during 2006; (2) the dollar value of the compensation cost of all outstanding stock and option awards recognized over the requisite service period, computed in accordance with SFAS No. 123R; (3) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (4) the change in pension value during the year; (5) all other compensation for the year; and (6) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(f)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
William D. Gehl	2006	481,149	179,925	309,590	310,145	640,614	41,225(a)	1,962,648
Chairman and
Chief Executive
Officer
Malcolm F. Moore	2006	361,600	108,809	215,506	201,301	274,567	22,135(b)	1,183,918
President and
Chief Operating
Officer
Thomas M. Rettler	2006	265,739	61,624	100,575	119,781	105,250	15,986(c)	668,955
Vice President and
Chief Financial
Officer
Daniel M. Keyes	2006	206,873	42,781	72,821	73,301	30,666	11,682(d)	438,124
Vice President
Sales and
Marketing
Daniel L. Miller	2006	170,876	24,119	46,992	60,431	38,536	8,416(e)	349,370
Vice President
Manufacturing
Operations

(a)	Includes: (i) $2,610 in life insurance premiums paid by the Company, (ii) $5,611 present value of split-dollar life insurance benefit paid by the Company, (iii) $15,577 in long-term disability insurance premium reimbursement and tax gross-up, (iv) $6,419 in extended-care insurance premiums paid by the Company, (v) a matching contribution of $7,500 under the Gehl Savings Plan, a 401(k) plan, and (vi) $3,508 paid by the Company for physical health examination.

(b)	Includes: (i) $2,520 in life insurance premiums paid by the Company, (ii) $12,115 in long-term disability insurance premium reimbursement and tax gross-up, and (iii) a matching contribution of $7,500 under the Gehl Savings Plan, a 401(k) plan.

(c)	Includes: (i) $1,851 in life insurance premiums paid by the Company, (ii) $6,635 in long-term disability insurance premium reimbursement and tax gross-up, and (iii) a matching contribution of $7,500 under the Gehl Savings Plan, a 401(k) plan.

(d)	Includes: (i) $1,441 in life insurance premiums paid by the Company, (ii) $4,519 in long-term disability insurance premium reimbursement and tax gross-up, and (iii) a matching contribution of $5,722 under the Gehl Savings Plan, a 401(k) plan.

(e)	Includes: (i) $1,190 in life insurance premiums paid by the Company, (ii) $2,115 in long-term disability insurance premium reimbursement and tax gross-up, and (iii) a matching contribution of $5,111 under the Gehl Savings Plan, a 401(k) plan.

(f)	Represents the share-based compensation expense recognized by the Company during the year in accordance with SFAS No. 123R. See Notes to Consolidated Financial Statements for a discussion of assumptions made in the valuation of share-based compensation.

        The Company has an employment agreement with Mr. Gehl pursuant to which Mr. Gehl is to serve as the Chairman of the Board and Chief Executive Officer of the Company through June 14, 2008. During the term of his employment agreement, Mr. Gehl will be paid a minimum annual base salary of $432,300. The base salary paid to Mr. Gehl under his employment agreement is reviewed at least annually by the Board or a committee thereof and may be increased or decreased at that time subject to the minimum base salary described above. Mr. Gehl’s current base salary is $481,149. Under the terms of his employment agreement, Mr. Gehl is also eligible to receive, among other benefits, non-equity incentive plan compensation (subject to achieving certain Company financial and personal performance levels) and certain life insurance coverage.

        The other named executive officers do not have employment agreements other than change in control and severance agreements, each of which, together with the estimated possible benefits payable under such agreements, are further discussed below.

GRANTS OF PLAN-BASED AWARDS

        The Company maintains the Executive Incentive Plan and the 2004 Equity Incentive Plan pursuant to which grants may be made to the Company’s executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2006. The information supplements the dollar value disclosure of options and stock awards in the Summary Compensation Table by providing additional details about such awards. No other equity incentive awards were granted to the named executive officers in 2006. Cash awards pursuant to the Executive Incentive Plan are determined pursuant to the specific financial performance targets described below and individual performance goals for each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other	All Other Option Awards:	Exercise or	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock Awards: No. of Shares of Stock or Units	No. of Securities Underlying Options	Base Price of Option Awards	Stock and Option Awards
William D. Gehl	1/19/2007	184,000	367,000	551,000
	2/24/2006				8,337	26,124	$34.04	$643,780
Malcolm F. Moore	1/19/2007	103,000	207,000	310,000
	2/24/2006				5,437	17,037	$34.04	$419,845
Thomas M. Rettler	1/19/2007	64,000	128,000	192,000
	2/24/2006				3,964	12,422	$34.04	$306,110
Daniel M. Keyes	1/19/2007	38,000	76,000	114,000
	2/24/2006				2,872	9,001	$34.04	$221,797
Daniel L. Miller	1/19/2007	31,000	63,000	94,000
	2/24/2006				1,644	5,151	$34.04	$126,943

        At the January 19, 2007 Compensation Committee meeting (originally scheduled for December 15, 2006), pursuant to its annual practice, the Compensation Committee established financial performance targets for the 2007 Executive Incentive Plan. The specific performance targets for the executive officers for 2007 are net income before taxes, less non-recurring items, of $42,151,000 and return on assets of 11.4%.

OUTSTANDING EQUITY AWARDS AT YEAR-END

        The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexercised Options (Exercisable)	No. of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
William D. Gehl	29,000		$ 9.33	12/17/08
	45,000		$ 11.83	12/16/09
	90,000		$ 8.08	12/14/10
	97,500		$ 9.93	12/13/11
	12,500		$ 5.89	12/19/12
	45,000		$ 9.06	12/18/13
	36,000	18,000(1)	$ 16.63	12/15/14
	--	26,124(2)	$ 34.04	2/23/16
					18,000(4)	$ 495,540
					8,337(5)	$ 229,518

Malcolm F. Moore	12,009	--	$ 9.06	12/18/13
	24,500	12,250(1)	$ 16.63	12/15/14
	--	17,037(2)	$ 34.04	2/23/16
					10,200(4)	$ 280,806
					5,437(5)	$ 149,681

Thomas M. Rettler	15,000	7,500(3)	$ 12.02	8/22/14
	2,350	1,175(1)	$ 16.63	12/15/14
	--	12,422(2)	$ 34.04	2/23/16
					7,500(6)	$ 206,475
					990(4)	$ 27,255
					3,964(5)	$ 109,129

Daniel M. Keyes	2,500		$ 9.06	12/18/13
	3,400	3,400(1)	$ 16.63	12/15/14
	--	9,001(2)	$ 34.04	2/23/16
					2,737(4)	$ 75,350
					2,872(5)	$ 79,066

Daniel L. Miller	3,501		$ 9.06	12/18/13
	1,500	1,500(1)	$ 16.63	12/15/14
	--	5,151(2)	$ 34.04	2/23/16
					1,500(4)	$ 41,295
					1,644(5)	$ 45,259

(1)	Options vest on 12/16/07
(2)	Options vest 1/3 on each anniversary date of grant (2/24/06) and are fully vested on 2/24/09
(3)	Options vest on 8/23/07
(4)	Restrictions released on 12/16/07
(5)	Restrictions released on 2/24/09
(6)	Restrictions released on 8/23/09

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during 2006 for each of the Company’s named executive officers on an aggregated basis:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
William D. Gehl	50,000	$ 1,122,084	--	--
Malcolm F. Moore	21,992	$ 423,990	--	--
Thomas M. Rettler	--	--	--	--
Daniel M. Keyes	16,401	$ 404,986	--	--
Daniel L. Miller	12,002	$ 313,690	--	--

PENSION BENEFITS

        The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits under the Company’s pension plan and supplemental executive retirement plan, assuming benefits are paid at age 65 for the Gehl Company Retirement Plan B and age 62 for the supplemental retirement benefit agreement based on current levels of compensation. The table also shows the number of years of credited service under each such plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits
William D. Gehl	Gehl Company Retirement Plan B	14	$ 235,041
	Supplemental retirement benefit agreement	14	$ 2,824,698
Malcolm F. Moore	Gehl Company Retirement Plan B	7	$ 95,287
	Supplemental retirement benefit agreement	7	$ 1,278,958
Thomas M. Rettler	Gehl Company Retirement Plan B	2	$ 19,117
	Supplemental retirement benefit agreement	2	$ 576,437
Daniel M. Keyes	Gehl Company Retirement Plan B	6	$ 23,556
	Supplemental retirement benefit agreement	6	$ 163,841
Daniel L. Miller	Gehl Company Retirement Plan B	5	$ 29,712
	Supplemental retirement benefit agreement	5	$ 240,561

Retirement Plan

        The Company maintains a defined benefit pension plan (the “Retirement Plan”) to provide retirement benefits to certain employees, including the executive officers. The following table estimates various annual benefits payable at age 65 to participants with the years of service and average compensation levels set forth below:

	Estimated Annual Benefits Payable at Age 65 for Indicated Years of Credited Service
Final Annual Average Compensation	5 Years	10 Years	15 Years	20 Years	25 Years	35+ Years
$ 75,000	$3,750	$7,500	$11,250	$15,000	$18,750	$26,250
100,000	5,000	10,000	15,000	20,000	25,000	35,000
130,000	6,500	13,000	19,500	26,000	32,500	45,500
170,000	8,500	17,000	25,500	34,000	42,500	59,500
200,000	11,000	22,000	33,000	44,000	55,000	77,000

        A participant may elect one of several single-life or joint-and-survivor annuity payment options, which provide monthly retirement benefits calculated on an actuarial basis. Benefits under the Retirement Plan are not reduced by a participant’s Social Security benefits. The Retirement Plan provides for reduced early-retirement and pre-retirement death benefits.

        Compensation covered by the Retirement Plan for each of the named executive officers is such person’s salary as shown in the Summary Compensation Table, subject to the maximum provided in the Internal Revenue Code. The maximum was $220,000 for 2006. The number of years of credited service as of December 31, 2006 that will be recognized for each of the named executive officers is set forth in the pension benefits table.

        As of January 1, 2007, future accruals under the Retirement Plan have been at least temporarily suspended for the executive officers, pending a review by the plan actuary of whether or not continued participation in the retirement plan by the executive officers would satisfy the applicable nondiscrimination requirements of the Internal Revenue Code. Any value “lost” from the Retirement Plan benefits because of this suspension would be made up by an increase in supplemental retirement benefits as described below.

Supplemental Retirement Benefit Agreements

        The Company has entered into a supplemental retirement benefit agreement under which Mr. Gehl will receive a monthly retirement benefit for fifteen years. Under the agreement, the monthly benefit to be received by Mr. Gehl is computed by multiplying the percentage by which benefits have vested by an amount equal to 60% of average monthly compensation, computed by reference to the highest base salary and cash bonus earned for any five calendar years within the last ten completed calendar years of service preceding termination, less any amounts Mr. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security. The agreement provides for a pre-retirement death benefit consisting of ten annual payments in the amount of 40% of the average annual compensation, computed by reference to the base salaries and cash bonuses from the Company paid to Mr. Gehl during his five highest paid calendar years within the ten completed calendar years preceding the date of death. Benefits vest under the agreement at a rate of 10% per year for the first four years of service with the Company and are deemed to be fully vested after five years. Mr. Gehl is fully vested under his agreement. In the event of a “change of control” of the Company, the present value of the benefit is payable in a lump-sum. The supplemental retirement benefit agreement also contains a covenant not to compete that covers Mr. Gehl for a two-year period following his termination of employment. Failure to comply with such provision will result in a forfeiture of benefits under the agreement.

        The Company has also entered into supplemental retirement benefit agreements under which Messrs. Moore, Rettler, Keyes and Miller will receive a monthly retirement benefit for fifteen years. Under the agreements, the monthly benefit to be received by each of Messrs. Moore, Rettler, Keyes and Miller is computed by multiplying a vesting percentage by the product of: (i) the average monthly compensation, computed by reference to the highest base salary and cash bonus earned by the executive for any five calendar years within the last ten completed calendar years of service preceding termination; and (ii) for Mr. Moore, 50% less pension and social security; for Mr. Rettler, 40%; and for Messrs. Keyes and Miller, 30%. The supplemental retirement benefit agreements provide for a pre-retirement death benefit consisting of five annual payments in the amount of 40% of the average annual salary, computed by reference to the base salaries and cash bonuses from the Company paid to the executive during his five highest paid calendar years within the ten completed calendar years preceding the date of death. Benefits vest under the supplemental retirement benefit agreement at a rate of 10% per year for the first four years and are deemed to be fully vested after five years. In the event there is a “change of control” of the Company as defined in the supplemental retirement benefit agreement, benefits become 100% vested and the present value of each benefit (calculated using a discount rate equal to the “GATT” interest rate that would be used by Gehl Company Retirement Income Plan “B” to calculate the amount of a lump sum distribution to be made on the same date as the payment hereunder) is payable in a lump-sum. As of December 31, 2006, Mr. Rettler had two years of credited service, and Messrs. Moore, Keyes and Miller were fully vested under their respective supplemental retirement benefit agreements. The supplemental retirement benefit agreements also contain a covenant not to compete that covers Messrs. Moore, Rettler, Keyes and Miller for a two-year period following termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreements.

        Assuming full vesting, the annual benefits payable to Messrs. Gehl, Moore, Rettler, Keyes and Miller under the supplemental retirement benefit agreements would be $301,213, $175,311, $138,197, $62,787 and $51,231, respectively.

        The supplemental retirement benefit agreements define “change of control” as follows:

i)	Securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

ii)	The shareholders of the Company approve a merger or consolidation of the Company with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company (other than a shareholder who is an “affiliate,” as defined under rules promulgated under the Securities Act of 1933, as amended, of any party to such consolidation or merger); or

iii)	The shareholders of the Company approve the sale of substantially all of the Company’s assets to a corporation which is not a wholly-owned subsidiary of the Company; or

iv)	Any person becomes the “beneficial owner,” as defined under rules promulgated under the Securities Exchange Act of 1934, as amended, directly or indirectly of securities of the Company representing twenty-five (25%) or more of the combined voting power of the Company’s then outstanding securities the effect of which (as determined by the Board) is to take over control of the Company; or

v)	During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        In addition to the supplemental benefits described above, effective in 2007 the Company has adopted a supplemental plan to protect the executive officers and others from the potential loss of benefits as a result of the suspension of benefit accruals for them under the Company’s qualified retirement plan. There is no net increase in expected benefits. Rather, if the suspension of accruals reduces benefits that would otherwise have been paid from the retirement plan, the supplemental plan will pay those amounts. If the suspension of accruals is lifted such that there is no reduction in benefits that would otherwise have been paid from the retirement plan, no benefits will be payable from this supplemental plan.

DISCLOSURE REGARDING TERMINATION AND
CHANGE IN CONTROL PROVISIONS

        The following tables describe the potential payments upon termination or a change of control. These tables assume the executive officer’s employment was terminated on December 31, 2006, the last business day of the Company’s fiscal year, and the price per share was $27.53, the closing price of the Company’s common stock on December 29, 2006, the last trading day of the year. Descriptions of the circumstances that would trigger payments or the provision of benefits to the named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that the Company has made in calculating the estimated compensation, follow these tables.

William D. Gehl

Executive Benefits and Payments Upon Termination	Termination by Company for Cause or by Executive	Termination by Company not for Cause	Death	Termination by Company not for Cause or by Executive for Good Reason Following Change in Control
Compensation:
Executive Incentive Plan				$ 310,145
Severance		$ 962,298		$2,582,184
Stock Options Unvested & Accelerated			$ 196,141	$ 196,141
Restricted Stock Unvested & Accelerated			$ 725,058	$ 725,058
Benefits and Perquisites:
Supplemental Retirement Benefits	$2,824,698	$2,824,698	$1,854,468	$3,070,209
Health Benefits		$ 17,424		$ 17,424
Outplacement Services				$ 96,230
Reduction for 280G Tax Limitation				--

Total:	$2,824,698	$3,804,420	$2,775,667	$6,997,391

Malcolm F. Moore

Executive Benefits and Payments Upon Termination	Termination by Company for Cause or by Executive	Termination by Company not for Cause	Death	Termination by Company not for Cause or by Executive for Good Reason Following Change in Control
Compensation:
Executive Incentive Plan				$ 201,301
Severance		$ 361,600		$1,219,494
Stock Options Unvested & Accelerated			$ 133,484	$ 133,484
Restricted Stock Unvested & Accelerated			$ 430,487	$ 430,487
Benefits and Perquisites:
Supplemental Retirement Benefits	$1,278,958	$1,278,958	$ 770,613	$1,456,988
Health Benefits		$ 8,712		$ 17,424
Outplacement Services				$ 72,320
Reduction for 280G Tax Limitation				$ (10,142)

Total:	$1,278,958	$1,649,270	$1,334,584	$3,521,356

Thomas M. Rettler

Executive Benefits and Payments Upon Termination	Termination by Company for Cause or by Executive	Termination by Company not for Cause	Death	Termination by Company not for Cause or by Executive for Good Reason Following Change in Control
Compensation:
Executive Incentive Plan				$ 119,781
Severance		$ 265,739		$ 787,690
Stock Options Unvested & Accelerated			$ 129,129	$ 129,129
Restricted Stock Unvested & Accelerated			$ 342,859	$ 342,859
Benefits and Perquisites:
Supplemental Retirement Benefits	$ 115,287	$ 115,287	$ 618,714	$ 729,087
Health Benefits		$ 8,712		$ 17,424
Outplacement Services				$ 53,148
Reduction for 280G Tax Limitation				--

Total:	$ 115,287	$ 389,738	$1,090,702	$2,179,118

Daniel M. Keyes

Executive Benefits and Payments Upon Termination	Termination by Company for Cause or by Executive	Termination by Company not for Cause	Death	Termination by Company not for Cause or by Executive for Good Reason Following Change in Control
Compensation:
Executive Incentive Plan				$ 73,301
Severance		$ 206,873		$ 638,746
Stock Options Unvested & Accelerated			$ 37,049	$ 37,049
Restricted Stock Unvested & Accelerated			$ 154,416	$ 154,416
Benefits and Perquisites:
Supplemental Retirement Benefits	$ 163,841	$ 163,841	$ 374,804	$ 226,237
Health Benefits		$ 8,712		$ 17,424
Outplacement Services				$ 41,375
Reduction for 280G Tax Limitation				$ (200,432)

Total:	$ 163,841	$ 379,426	$ 566,269	$ 988,116

Daniel L. Miller

Executive Benefits and Payments Upon Termination	Termination by Company for Cause or by Executive	Termination by Company not for Cause	Death	Termination by Company not for Cause or by Executive for Good Reason Following Change in Control
Compensation:
Executive Incentive Plan				$ 60,431
Severance		$ 170,876		$ 481,102
Stock Options Unvested & Accelerated			$ 16,345	$ 16,345
Restricted Stock Unvested & Accelerated			$ 86,554	$ 86,554
Benefits and Perquisites:
Supplemental Retirement Benefits	$ 240,561	$ 240,561	$ 305,816	$ 297,597
Health Benefits		$ 8,712		$ 17,424
Outplacement Services				$ 34,175
Reduction for 280G Tax Limitation				$ (167,464)

Total:	$ 240,561	$ 420,149	$ 408,715	$ 826,164

        For purposes of preparing the disclosure tables regarding termination and change in control provisions, the supplemental retirement benefit listed for termination events other than death or in connection with a change in control, represents the present value of the executive’s vested supplemental retirement benefit assuming payments commence at age 62. The present value was determined using a discount rate of 5.85%.

CEO’s Employment Agreement

        The Company has an employment agreement with Mr. Gehl under which he is entitled to a minimum base salary, non-equity incentive plan compensation (subject to achieving certain Company financial and personal performance levels), participation in the Company’s benefits plans and certain life insurance coverage. Under that agreement, if for any reason other than for cause or Mr. Gehl’s death or disability, and other than in connection with a change in control of the Company, the employment of Mr. Gehl is terminated before the term of employment has been completed, Mr. Gehl will be entitled to receive his base salary for two full years from the date of termination, as well as the opportunity to continue to participate in the Company’s employee benefit plans for such period.

        Pursuant to his agreement, in the event of a change in control of the Company, the term of Mr. Gehl’s employment will automatically be extended to a date that is two years after the change in control. In addition, upon the change in control, Mr. Gehl’s unvested stock options shall immediately vest and any restrictions on any other benefits granted to Mr. Gehl shall terminate and those benefits shall become immediately exercisable or payable, as the case may be.

        If, during the two-year period following a change in control, the Company terminates Mr. Gehl’s employment (other than for cause), or if Mr. Gehl terminates his employment for “good reason,” including as a result of significant changes in his working conditions or status without his consent, or after his continued employment for six months following the change in control, then Mr. Gehl will receive all accrued but unpaid benefits to the date of his termination, plus a lump-sum termination payment equal to three times the sum of his current base salary and the highest bonus he earned during the preceding five years, the present value of his benefits under his most current Supplemental Retirement Benefit Agreement (calculated using a discount rate equal to the “GATT” interest rate that would be used by Gehl Company Retirement Income Plan “B” to calculate the amount of a lump sum distribution to be made on the same date as the payment hereunder), and outplacement services or, in lieu thereof, receive a lump-sum cash payment of $15,000. For purposes of preparing the disclosure tables regarding termination and change in control provisions, it is assumed that the outplacement services provided will be 20% of Mr. Gehl’s base salary, the maximum amount allowed under his employment agreement. Mr. Gehl’s agreement also provides that he will receive family medical benefits for two years following such termination. Mr. Gehl’s employment agreement also provides the benefits described above in connection with certain terminations that are effected in anticipation of a change in control. The foregoing termination payment and other benefits may be reduced to the extent necessary to avoid an “excess parachute payment” under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Gehl. For purposes of preparing the disclosure tables regarding termination and change in control provisions, it is assumed that no portion of the payments described above would be discounted as attributable to reasonable compensation for services provided after the change of control or attributed to any non-competition agreement. Further, it is assumed that it will be proven, by clear and convincing evidence, that the awards of stock options and restricted stock in 2006 were not made in connection with or contemplation of a change of control of the Company.

        Under his employment agreement, Mr. Gehl is subject to a covenant not to compete following termination of his employment with the Company. Failure to comply with the covenant will result in a forfeiture of benefits under the agreement.

        Mr. Gehl’s employment agreement defines the following terms:

•	“Cause” shall mean termination by action of the Company’s Board because of the failure of Mr. Gehl to fulfill his obligations under his employment agreement or because of serious willful misconduct by Mr. Gehl in respect of his obligation under his employment agreement, as, for example, the commission by Mr. Gehl of a felony or the perpetration by Mr. Gehl of a common-law fraud against the Company or any major material action (i.e., not procedural or operational differences) taken against the expressed directive of the Board.

•	“Change in Control” shall be defined as one of the following:

i)	Securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

ii)	The shareholders of the Company approve a merger or consolidation of the Company with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company (other than a shareholder who is an “affiliate,” as defined under rules promulgated under the Securities Act of 1933, as amended, of any party to such consolidation or merger); or

iii)	The shareholders of the Company approve the sale of substantially all of the Company’s assets to a corporation which is not a wholly-owned subsidiary of the Company; or

iv)	Any person becomes the “beneficial owner,” as defined under rules promulgated under the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of the Company representing twenty-five (25%) or more of the combined voting power of the Company’s then outstanding securities the effect of which (as determined by the Board) is to take over control of the Company; or

v)	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of the Company cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

•	“Good Reason” shall be defined as the occurrence of any one of the following events or conditions after, or in anticipation of, the Change in Control.

i)	The removal of Mr. Gehl from, or any failure to reelect or reappoint Mr. Gehl to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which Mr. Gehl shall thereafter be elected, appointed or assigned, except in connection with the termination of his employment for disability, Cause, as a result of his death or by Mr. Gehl other than for Good Reason;

ii)	A good faith determination by Mr. Gehl that there has been a significant adverse change, without Mr. Gehl’s written consent, in Mr. Gehl’s working conditions or status with the Company from such working conditions or status in effect immediately prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of Mr. Gehl’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements;

iii)	Any material breach by the Company of any provision of Mr. Gehl’s employment agreement;

iv)	Any purported termination of Mr. Gehl’s employment for cause by the Company which is determined under the employment agreement not to be for conduct encompassed in the definition of Cause contained herein;

v)	The failure of the Company to obtain an agreement, satisfactory to Mr. Gehl, from any successor or assign of the Company, to assume and agree to perform his employment agreement, as contemplated in the employment agreement;

vi)	The Company’s requiring Mr. Gehl to be based at any office or location which is not within a fifty (50) mile radius of West Bend, Wisconsin, except for travel reasonably required in the performance of Mr. Gehl’s responsibilities hereunder, without Mr. Gehl’s consent; or

vii)	Any voluntary termination of employment by Mr. Gehl for any reason where the notice of termination is delivered by Mr. Gehl to the Company at any time within ninety (90) days following the six-month anniversary of the Change in Control.

Change in Control and Severance Agreements

        The Company has in effect severance agreements with each of Messrs. Moore, Rettler, Keyes and Miller. Pursuant to the terms of their respective severance agreements, in the event of a change in control of the Company, Messrs. Moore, Rettler, Keyes and Miller will be granted two-year employment terms with the Company and will be entitled to such base salaries, bonus opportunities and other benefits substantially equivalent to those to which they were entitled immediately prior to the change in control. In addition, upon the change in control, their unvested stock options will automatically vest and any restrictions on any other benefits granted to them shall terminate and those benefits shall become fully vested.

        If, during the two-year employment period following a change in control, the Company terminates the executive officer’s employment, or if the officer terminates his employment for “good reason,” including as a result of significant changes in the executive officer’s working conditions or status without his consent, then the officer will receive all accrued but unpaid benefits to the date of termination, family medical benefits for two years after such termination, a lump-sum termination payment equal to two times the sum of his current base salary and the highest bonus amount earned by each in any of the five (5) fiscal years preceding the year in which the date of termination occurs, the present value of his benefits under his most current Supplemental Retirement Benefit Agreement with the Company (calculated using a discount rate equal to the “GATT” interest rate that would be used by Gehl Company Retirement Income Plan “B” to calculate the amount of a lump sum distribution to be made on the same date as the payment hereunder), and outplacement services or, in lieu thereof, receive a lump-sum cash payment of $15,000. For purposes of preparing the disclosure tables regarding termination and change in control provisions, it is assumed that the outplacement services provided will be 20% of the executive’s base salary, the maximum amount allowed under the executive’s Change in Control and Severance Agreement. The severance agreements also provide that the benefits described above may be payable in connection with certain terminations that are effected in anticipation of a change in control.

        In addition, the severance agreements provide that, if the executive officer’s employment is involuntarily terminated by the Company other than for cause or upon the officer’s death or disability, and other than in connection with a change in control, the officer will be entitled to receive his base salary for one full year from the date of termination, and to participate in the Company’s group health and welfare plans for one year after such termination.

        The forgoing termination payments and other benefits may be reduced to the extent necessary to avoid an “excess parachute payment” under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to the executive. For purposes of preparing the disclosure tables regarding termination and change in control provisions, it is assumed that no portion of the payments described above would be discounted as attributable to reasonable compensation for services provided after the change of control or attributed to any non-competition agreement. Further, it is assumed that it will be proven, by clear and convincing evidence, that the awards of stock options and restricted stock in 2006 were not made in connection with or contemplation of a change of control of the Company.

        The severance agreements define the following terms:

•	“Cause” shall mean termination by action of the Board because of the material failure of the executive officer to fulfill his obligations as an officer of the Company or because of serious willful misconduct by the executive officer in respect of his obligations as an officer of the Company as, for example, the commission by the executive officer of a felony or the perpetration by the executive officer of a common-law fraud against the Company or any major material action (i.e., not procedural or operational differences) taken against the expressed directive of the Board.

•	“Change in Control” shall be defined as one of the following:

i)	Securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

ii)	The shareholders of the Company approve a merger or consolidation of the Company with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company (other than a shareholder who is an “affiliate,” as defined under rules promulgated under the Securities Act of 1933, as amended, of any party to such consolidation or merger); or

iii)	The shareholders of the Company approve the sale of substantially all of the Company’s assets to a corporation which is not a wholly-owned subsidiary of the Company; or

iv)	Any person becomes the “beneficial owner,” as defined under rules promulgated under the Securities Exchange Act of 1934, as amended, directly or indirectly of securities of the Company representing twenty-five (25%) or more of the combined voting power of the Company’s then outstanding securities the effect of which (as determined by the Board) is to take over control of the Company; or

v)	During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

•	“Good Reason” shall be defined as the occurrence of any one of the following events or conditions after, or in anticipation of, the Change in Control:

i)	The removal of the executive officer from, or any failure to re-elect or reappoint the executive officer to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which the executive officer shall thereafter be elected, appointed or assigned, except in connection with the termination of his employment for disability, Cause, as a result of his death or by the executive officer other than for Good Reason; or

ii)	A good faith determination by the executive officer that there has been a significant adverse change, without the executive officer’s written consent, in the executive officer’s working conditions or status with the Company from such working conditions or status in effect immediately prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of the executive officer’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements; or

iii)	Any material breach by the Company of any provision of the Change in Control Agreement; or

iv)	Any purported termination of the executive officer’s employment for Cause by the Company which is determined under Section 14 not to be for conduct encompassed in the definition of Cause contained herein; or

v)	The failure of the Company to obtain an agreement, satisfactory to the executive officer, from any successor or assign of the Company, to assume and agree to perform this Agreement, as contemplated in Section 3 hereof; or

vi)	The Company’s requiring the executive officer to be based at any office or location which is not within a fifty (50) mile radius of West Bend, Wisconsin, except for travel reasonably required in the performance of the executive officer’s responsibilities hereunder, without the executive officer’s consent.

Supplemental Retirement Benefit Agreements

        As described in “Pension Plan – Supplemental Retirement Benefit Agreements,” the Company has entered into supplemental retirement benefit agreements with each of the named executive officers, which provide benefits upon certain termination events or a change in control.

DIRECTOR COMPENSATION

        Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees thereof. Each of the non-employee directors receives an annual retainer fee of $20,000. In addition, the Chairman of the Audit Committee receives a $5,000 annual retainer fee, and the Chairman of the Compensation Committee receives a $3,000 annual retainer fee. Each non-employee director receives a fee of $1,250 for each Board meeting attended and a fee for each committee meeting attended according to the following schedule:

Committee	Chairman	Member
Audit	$2,500	$1,500
Compensation	$1,500	$1,000
Nominating and Corporate Governance	$1,000	$ 750

        In addition to the compensation described above, and in accordance with the terms of the Gehl Company 2004 Equity Incentive Plan, each of the non-employee directors on May 1, 2006 (the next business day after the 2006 annual meeting), automatically received options to purchase 3,000 shares of Common Stock at a per share exercise price of $35.880. Under the 2004 Equity Incentive Plan, each non-employee director (if he continues to serve in such capacity) will, on the day after the annual meeting of shareholders in each year, automatically be granted options to purchase 3,000 shares of Common Stock. Options granted to non-employee directors under the 2004 Equity Incentive Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable ratably over the three-year period following the date of grant, except that if the non-employee directors ceases to be a director by reason of death, disability or retirement within three years after the date of grant or in the event of a “change of control of the Company” (as defined in the 2004 Equity Incentive Plan) within three years after the date of grant, then the option will become immediately exercisable in full. Options granted to non-employee directors terminate on the earlier of: (a) ten years after the date of grant, or (b) twelve months after the non-employee director ceases to be a director of the Company.

        The following table sets forth information regarding the compensation received by each of the Company’s non-employee directors during 2006:

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)(3)	Total
Nicholas C. Babson(4)	$ 27,917	$ 25,061	$ 52,978
Thomas J. Boldt	$ 34,000	$ 25,061	$ 59,061
Marcel-Claude Braud	$ 26,250	$ 18,572	$ 44,822
John T. Byrnes	$ 33,750	$ 25,061	$ 58,811
Richard J. Fotsch	$ 29,000	$ 25,061	$ 54,061
Bruce D. Hertzke	$ 14,000	--	$ 14,000
John W. Splude	$ 42,000	$ 25,061	$ 67,061
Dr. Hermann Viets	$ 31,500	$ 25,061	$ 56,561

(1)	The May 1, 2006 grant date fair value of each director’s option award of 3,000 shares was $41,700.
(2)	Represents the share-based compensation expense recognized by the Company during 2006 in accordance with SFAS No. 123R. See Notes to Consolidated Financial Statements for a discussion of assumptions made in the valuation of share-based compensation.
(3)	Options outstanding at year end for each director are as follows: Mr. Boldt, 27,000 options; Mr. Braud, 6,000 options; Mr. Byrnes, 21,000 options; Mr. Fotsch, 21,000 options; Mr. Hertzke, 0 options; Mr. Splude, 21,000 options; and Mr. Viets, 24,000 options.
(4)	Mr. Babson retired from the Board on October 27, 2006.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10K.

John T. Byrnes (Chairman) Thomas J. Boldt John W. Splude Hermann Viets

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board is composed of three directors and operates under a written charter approved by the Board. Each member of the Audit Committee meets the audit committee independence requirements of the Nasdaq rules and is independent under the rules of the Securities and Exchange Commission.

        Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor and oversee this process.

        In discharging its oversight responsibility relative to the audit process, the Audit Committee performed, among others, the following functions for the fiscal year 2006:

•	Reviewed and discussed with management the audited financial statements for the fiscal year ending December 31, 2006;

•	Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and supplemented;

•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and discussed with PricewaterhouseCoopers LLP its independence; and

•	Reviewed the Audit Committee Charter.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2006.

        The Audit Committee has concluded that PricewaterhouseCoopers LLP’s provision of the audit and permitted non-audit services described above is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by the Company’s independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. During 2006, no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission rules.

AUDIT COMMITTEE

John W. Splude (Chairman)
Thomas J. Boldt
Bruce D. Hertzke

APPROVAL OF SELECTION OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Board recommends the approval of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2007.

        PricewaterhouseCoopers LLP acted as the independent registered public accounting firm for the Company for the year ending December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

        PricewaterhouseCoopers LLP provided to the Company during fiscal years 2006 and 2005 the following professional services:

	2006	2005
Audit Fees(1)	$523,250	$559,200
Audit-Related Fees(2)	24,000	78,000
Tax Fees(3)	40,560	93,260
All Other Fees	0	0

Total	$587,810	$730,460

(1)	Audit of annual financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, fees related to the 2005 equity offering, and other SEC filings.

(2)	FAS 140 review in 2006 and FAS 140 review and internal control advisory services in 2005.

(3)	Tax compliance ($40,560 for 2006, and $42,000 for 2005) and tax consultations.

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the appointment of the independent registered public accounting firm. Any shares not voted at the Annual Meeting (whether as a result of broker non-votes, abstentions or otherwise) with respect to the approval of the appointment of the independent registered public accounting firm will have no impact on the vote.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE GEHL COMPANY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS THE GEHL COMPANY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

OTHER MATTERS

Shareholder Proposals

        Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2008 annual meeting of shareholders and included in the Company’s proxy materials for that meeting must be received by the Company no later than November 7, 2007. Further, a shareholder who otherwise intends to present business at the 2008 annual meeting must comply with the requirements set forth in the Company’s By-laws. To bring business before an annual meeting, a shareholder must, among other things, give written notice thereof, complying with the By-laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the last Thursday in the month of April, subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days. The 2008 annual meeting of shareholders is tentatively scheduled to be held on April 25, 2008. Under the By-laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2008 annual meeting of shareholders but does not intend to have included in the Company’s proxy materials) on or prior to February 25, 2008 (assuming an April 25, 2008 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2008 annual meeting. If the Board nonetheless chooses to present such proposal at the 2008 annual meeting, then the persons named in proxies solicited by the Board for the 2008 annual meeting may exercise discretionary voting power with respect to such proposal.

Compliance with Section 16(a) Beneficial Ownership Reporting

        Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors, officers and any beneficial owners of greater than 10% of the Company’s Common Stock file reports with the Securities and Exchange Commission regarding their ownership of Common Stock and any changes in such ownership. Based upon the Company’s review of copies of these reports, the Company believes that during 2006 the directors, officers and owners of greater than 10% of the Common Stock have complied with the Section 16(a) filing requirements, except that Marcel-Claude Braud, Manitou BF S.A. and William D. Gehl each failed to timely file a Form 4. However, each of Manitou BF S.A. and Messrs. Braud and Gehl made a filing of the required Form 4 prior to the date of this proxy statement.

Transactions with Related Persons

        Except as disclosed in this section below, the Company had no transactions during 2006, and none are currently proposed, in which the Company was a participant and in which any related person had a direct or indirect material interest. The Company’s Board has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•    A “related person” means any of the Company’s directors, executive officers or nominees for director or any of their immediate family members; and

•    A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

        Each of the Company’s executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to the Company’s best interests. Any related person transaction must be disclosed to the full Board of Directors.

        The Company has an agreement with Manitou BF S.A. (“Manitou”), which owns more than 10% of the Common Stock of the Company, pursuant to which each party purchases certain models of telehandlers manufactured by the other for distribution in the United States. Pursuant to that agreement in 2006, the Company purchased telehandlers and related service parts from Manitou with an aggregate wholesale value of approximately $6.3 million, and in 2006, the Company sold to Manitou telehandlers and related service parts with an aggregate wholesale value of approximately $6.7 million. In addition, the Company has a license and manufacturing agreement with Manitou to manufacture certain models of telehandlers. The terms of the distribution agreement with Manitou, the related purchases by each party, and the terms of the licensing and manufacturing agreement were negotiated between the Company and Manitou on an arms-length basis in 2004. Mr. Braud, a director of the Company, is President and Chief Executive Officer of the Manitou Group, which includes Manitou BF S.A.

Solicitation of Proxies

        Proxies may be solicited by mail, advertisement, telephone or other methods, or in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations.

        The Company has retained Georgeson Inc. (“Georgeson”) to provide solicitation and advisory services in connection with the proxy solicitation, for which Georgeson is to receive a fee estimated at $7,000, together with reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock. The Company has agreed to indemnify Georgeson against certain liabilities and expenses, including liabilities under the federal securities laws. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

        Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or by sending a written request addressed to Gehl Company, Attention: Secretary, 143 Water Street, West Bend, Wisconsin 53095.

By Order of the Board of Directors GEHL COMPANY

/s/ Michael J. Mulcahy Michael J. Mulcahy Secretary

March 9, 2007

PROXY

GEHL COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for 2007 Annual Meeting of Shareholders to be held April 27, 2007

        The undersigned hereby appoints William D. Gehl and Michael J. Mulcahy, or either of them (with full power of substitution in each of them), as Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Gehl Company held of record by the undersigned on February 20, 2007, at the annual meeting of shareholders to be held on April 27, 2007, or any adjournments or postponements thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Board’s nominees and “FOR” the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

        The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the annual meeting and the proxy statement.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

GEHL COMPANY

April 27, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. The three (3) directors nominated for election are:			2. Approval of the appointment of PricewaterhouseCoopers
LLP as the Company’s independent registered
public accounting firm for fiscal year 2007.
	NOMINEES:		[_] FOR [_] AGAINST [_] ABSTAIN

[_] FOR ALL NOMINEES	o Marcel-Claude Braud	For a term ending in 2010
	o William D. Gehl	For a term ending in 2010
	o John W. Splude	For a term ending in 2010

[_] WITHHOLD AUTHORITY			In their discretion, the proxies are authorized to vote upon
FOR ALL NOMINEES			such other business as may properly come before the
meeting.
[_] FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s)
mark "FOR ALL EXCEPT" and fill in the circle next to each			THE BOARD OF DIRECTORS RECOMMENDS A VOTE
nominee you wish to withhold, as shown here: •			“FOR” THE ELECTION OF DIRECTORS FOR THE TERMS
INDICATED AT LEFT AND A VOTE “FOR” THE
THE APPROVAL OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR FISCAL YEAR 2007.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [_]

Signature of Shareholder ____________________	Date: _______________	Signature of Shareholder ____________________	Date: _______________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

GEHL COMPANY

401-K

        As a participant in the GEHL SAVINGS PLAN (the “Plan”), you have the right to direct Marshall & Ilsley Trust Company N.A., the Trustee of the Plan, how to vote the shares of GEHL COMPANY held for you in the Plan. Your shares will be voted at the Annual Meeting of Shareholders or at any and all adjournments or postponements of the Annual Meeting. To give your voting instructions to the Trustee, please complete and return the enclosed voting card or follow the enclosed steps for voting online. The Trustee will vote your shares as you direct unless doing so would violate the Employee Retirement Income Security Act. The Plan Sponsor will not be informed as to how you or any other participant has directed the Trustee to vote.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

GEHL COMPANY

April 27, 2007

401-K

Please date, sign and mail
your voting direction card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. The three (3) directors nominated for election are:			2. Approval of the appointment of PricewaterhouseCoopers
LLP as the Company’s independent registered
public accounting firm for fiscal year 2007.
	NOMINEES:		[_] FOR [_] AGAINST [_] ABSTAIN

[_] FOR ALL NOMINEES	o Marcel-Claude Braud	For a term ending in 2010
	o William D. Gehl	For a term ending in 2010
	o John W. Splude	For a term ending in 2010

[_] WITHHOLD AUTHORITY			In their discretion, the proxies are authorized to vote upon
FOR ALL NOMINEES			such other business as may properly come before the
meeting.
[_] FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s)
mark "FOR ALL EXCEPT" and fill in the circle next to each			THE BOARD OF DIRECTORS RECOMMENDS A VOTE
nominee you wish to withhold, as shown here: •			“FOR” THE ELECTION OF DIRECTORS FOR THE TERMS
INDICATED AT LEFT AND A VOTE “FOR” THE
THE APPROVAL OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR FISCAL YEAR 2007.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [_]

Signature of Shareholder ____________________	Date: _______________	Signature of Shareholder ____________________	Date: _______________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.